Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Bronco Drilling Company, Inc. on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Bronco Drilling Company, Inc. on Form S-3 (File No. 333-143152), on Form S-3/A (File No. 333-140472) and on Form S-8 (File No. 333-136874).

/s/ GRANT THORNTON LLP

Oklahoma City, OK
March 17, 2008